EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders

OSI Systems, Inc.

We consent to the incorporation by reference in Registration Statement Nos. 333-106176, 333-122674, 333-69433 and 333-132142 on Form S-8 and in Registration Statement Nos. 333-119704, 333-75228, 333-73618, 333-100791 and 333-101716 on Form S-3 of our report dated September 28, 2005, relating to the consolidated financial statements and financial statement schedule of OSI Systems, Inc. and subsidiaries, appearing in this Annual Report on Form 10-K of OSI Systems, Inc. and subsidiaries for the year ended June 30, 2006.

/s/ DELOITTE & TOUCHE LLP
Los Angeles, California
September 20, 2006